UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2010

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	0-9204	74-1492779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12377 Merit Drive Suite 1700, LB 82 Dallas, Texas	75251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 368-2084

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2010, the Board of Directors (the “Board”) of EXCO Resources, Inc. (the “Company”) increased the size of the Board from nine members to ten members, as permitted by the Company’s Second Amended and Restated Bylaws. The Board also appointed Mark F. Mulhern as a director of the Company effective February 1, 2010. Mr. Mulhern was not appointed to any Board committees at this time.

Mr. Mulhern is the Chief Financial Officer of Progress Energy, Inc. and oversees their Financial Services group. He is also a certified public accountant, a certified management accountant and a certified internal auditor.

As a new director of the Company, Mr. Mulhern was granted a stock option to purchase 65,000 shares of common stock. The exercise price of such option is equal to the closing price of the Company’s common stock on the New York Stock Exchange on February 1, 2010. Mr. Mulhern will receive an annual retainer for his service on the Board and will be eligible to participate in the 2007 Director Plan of EXCO Resources, Inc., as amended, in each case in a manner consistent with the Company’s other non-employee directors.

There are no arrangements or understandings between Mr. Mulhern and any other persons pursuant to which he was selected as a director. There are no current or proposed transactions between the Company and Mr. Mulhern or his immediate family members requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

A copy of the Company’s press release announcing Mr. Mulhern’s election is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated February 1, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXCO RESOURCES, INC.

Dated: February 1, 2010	By:	/S/ J. DOUGLAS RAMSEY, PH.D.
	Name:	J. Douglas Ramsey, Ph.D.
	Title:	Vice President - Finance

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 1, 2010.

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